Exhibit 10.2

EXHIBIT a

CONFIDENTIAL INFORMATION, NON-DISCLOSURE, non-solicitation,

NON-COMPETE, and RIGHTS TO INTELLECTUAL PROPERTY AGREEMENT

This CONFIDENTIAL INFORMATION, NON-DISCLOSURE, NON-SOLICITATION, NON-COMPETE, AND RIGHTS TO INTELLECTUAL PROPERTY AGREEMENT (hereinafter this “Agreement” or this “Confidentiality Agreement”) is made as of June 22, 2016, by and between Nat Krishnamurti, who currently resides at [ ] (“Employee”) and Interpace Diagnostics Group, Inc. (formerly PDI, Inc. and hereinafter together with PDI, Inc., Interpace Diagnostics Corporation, and Interpace Diagnostics, LLC referred to as “Employer”), having its principal place of business at Morris Corporate Center 1-Building A/B, 300 Interpace Parkway, Parsippany, New Jersey 07054 (collectively the “Parties”).

WHEREAS, Employee is presently serving and continues to serve as Chief Financial Officer, Treasurer, and Secretary of Employer;

WHEREAS, Employer will continue to employ Employee in a position of trust and confidence to aid Employer in its Business;

WHEREAS, Employer desires to receive from Employee a covenant not to disclose certain information relating to Employer’s Business and certain other covenants;

WHEREAS, as a material inducement to Employer to employ and continue to employ Employee and pay Employee salary and other remuneration and benefits during his employment, Employee has agreed to such covenants; and

WHEREAS, Employer and Employee desire to set forth, in writing, the terms and conditions of their agreements and understandings with respect to such covenants.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, agree as follows:

1.     Business. For purposes of this Agreement, the Business of Employer consists of developing and conducting molecular diagnostic testing to assist in the treatment of pancreatic, biliary, esophageal and thyroid cancers (the “Business”). The Business is highly competitive and specialized involving highly sensitive information.

2.     Employer. As used herein, the term “Employer” shall mean Interpace Diagnostics Group, Inc. (formerly and including PDI, Inc.); Interpace Diagnostics, LLC; Interpace Diagnostics Corporation; and any and all related or affiliated entities, including, but not limited to any other business entity which is, was, or becomes a predecessor, subsidiary, or parent of the above-listed entities and/or which is, was, or becomes an affiliate of one or more of the above-listed entities by virtue of common (although not identical) ownership and for which Employee is providing services in any form during his employment with Employer.

3.     Notice.      Any notice required to, or permitted to, be given hereunder shall be sufficient if in writing (a) delivered personally, (b) sent by first class certified mail, return receipt requested, postage and fees prepaid, or (c) sent by prepaid overnight delivery service, to the parties at the following addresses (or at such other addresses as shall be specified by the parties in a like notice):

If to Employer:          Interpace Diagnostics Group, Inc.

Morris Corporate Center I

Building A/B

300 Interpace Parkway

Parsippany, New Jersey 07054

Attn.:     Chief Executive Officer

If to Employee:          Nat Krishnamurti

[ ]

[ ]

All notices shall be deemed to have been given upon receipt if delivered personally, or by recognized overnight courier, or five (5) days after mailing if mailed.

4.     Confidential Information, Non-Disclosure. Employee understands and recognizes that in his position as Chief Financial Officer, Treasurer, and Secretary of Employer, he has been and will be afforded substantial access to Confidential Information (as that term is defined below) the unauthorized use, disclosure and/or publication of which would cause Employer to suffer substantial damage to and interfere with the current or contemplated Business of Employer and cause irreparable injury to Employer. Employee further understands and recognizes, therefore, that it is in Employer’s legitimate business interest to restrict Employee’s use of Confidential Information for any purposes other than the discharge of Employee’s duties at Employer in furtherance of the Business, and to limit any potential appropriation of Confidential Information by Employee for the benefit of Employer’s competitors and to the detriment of Employer. Accordingly, Employee agrees as follows:

a.     During and after Employee’s employment with Employer, Employee will not, without the prior written consent of Employer, or as may otherwise be required by law or legal process, communicate or disclose to any other person or company, or use for Employee’s own personal benefit, except as may be necessary in the performance of Employee’s duties as an employee of Employer, any Confidential Information disclosed to him or of which Employee became aware or developed or was given access to by reason of Employee’s employment or association with Employer.

b.     The term “Confidential Information” means any and all data and information relating to Employer and/or its Business (whether or not it constitutes a trade secret) or data and information received by Employer from third parties including, but not limited to, customers, clients, patients and business partners in confidence (or subject to a Non-Disclosure covenant), which is, or has been, disclosed to Employee or of which Employee became or becomes aware as a consequence of his employment relationship with Employer, and which has value to Employer and is not generally known by Employer’s competitors including, but not limited to, information concerning Employer’s business, and information of third parties, which Employer is required to maintain as confidential. Confidential Information shall not include any data or information that has been disclosed voluntarily to the public by Employer (except when such public disclosure has been made by Employee or some other person without authorization from Employer), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful and legitimate means.

Employee hereby expressly agrees that Confidential Information is the exclusive property of Employer, to be held by Employee in trust and solely for Employer’s benefit and shall not be used by Employee or disclosed by Employee to others, either during or after Employee’s employment without Employer’s advance written consent, except where required for Employee to properly perform Employee’s job duties for Employer. This promise is binding on Employee regardless of the reason(s) for the termination of Employee’s employment. Employee further agrees to comply with all rules, policies and procedures established by Employer from time-to-time, which are designed to protect and ensure the continued confidentiality of the Confidential Information and all applicable law.

c.     Employee understands and agrees that upon termination of Employee’s employment with Employer, Employee will not take with him, or retain, without written authorization from Employer, any documents, files or other property of Employer, and Employee will promptly return to Employer any such documents, files or property in his possession or control, including all copies, extracts, reproductions or notes, as may have been made by or on behalf of Employee. If Employee has stored Confidential Information on any personal desktop or laptop devices, Personal Digital Assistants (“PDAs”), mobile/smart phones, external hard drives, “flash” or similar USB storages devices, Fire Wire storage devices, digital music players, digital tapes, floppy diskettes, CDs, DVDs, memory cards, zip diskettes, as well as maintained in personal e-mail accounts (including web based e-mail accounts such as Hotmail, Gmail, Yahoo, etc.) and other electronic or online communications applications, such as text messaging, social media networks (i.e. Facebook, LinkedIn, My Space, etc.), chat rooms and similar environments and all other media, which can be utilized to store or transmit electronic data and communications (regardless of whether the media utilized is owned by Employer, Employee or a third party, or where the media is located) then Employee must make those devices available to Employer or provide access to those accounts or communications in order to enable Employer to search for such Confidential Information and to remove and/or make complete copies of the media/communications and all information stored to the extent permitted by law or to the extent not permitted by law to otherwise arrange for the return and/or removal of such Confidential Information to Employer, as appropriate.

Employee acknowledges and agrees that this list is not comprehensive and includes technological advancements in methods, devices and locations for storing and communicating data that could include Confidential Information covered by this provision. For this purpose, Employee agrees that he has no expectation of privacy with respect to the various media and communications referred to above, except to the extent otherwise provided by law.

In connection with this Confidentiality Agreement, Employee recognizes that all documents, files and property, which Employee has received or will receive from Employer, including, but not limited to, handbooks, memoranda, policy manuals, product specifications and other materials, with the exception of documents relating to benefits to which Employee might be entitled following the termination of his employment with Employer, are for the exclusive use of Employer and employees discharging their responsibilities on behalf of Employer, and that Employee has no claim or right to the continued use, possession or custody of such material following the termination of his employment with Employer.

If Employee becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall provide Employer with prompt written notice of such requirement so Employer may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Paragraph 4 of this Confidentiality Agreement. If such protective order or other remedy is not obtained, or Employer waives compliance with the provisions of this Paragraph 4, Employee agrees to furnish only that portion of the Confidential Information, which he is advised by written opinion of legal counsel is legally required and to exercise best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

5.     Non-Solicitation. Except as otherwise approved in writing by Employer, Employee agrees that Employee will not, directly or indirectly, with or through any family member, or former directors, officers or employees of Employer, or acting alone or as a member of a partnership or limited liability company or as an officer, holder of or investor in as much as five (5%) percent of any security of any class, director, employee, consultant or representative of any corporation or other business entity at any time during Employee’s employment with Employer, and for a period of two (2) years following cessation of Employee’s employment with Employer for any reason, interfere with, or seek to interfere with the relationship or otherwise alter, limit or terminate such relationship between Employer and the following: (a) any employee of Employer or any person who was employed by Employer at any time within one (1) year prior to the cessation of Employee’s employment with Employer, which prohibited interference includes inducing or attempting to induce any person to leave employment with Employer or hiring any such person; (b) any of the customers or clients of Employer then existing or existing at any time within one (1) year prior to the cessation of Employee’s employment with Employer with which Employee personally had contact or access to Confidential Information about, or (c) any of the suppliers or licensees of Employer, then existing or existing at any time within one (1) year prior to cessation of Employee’s employment with Employer.

6.     Non-Competition.     It is recognized and understood by the parties hereto that Employee, through Employee’s association with Employer, has acquired and shall continue to acquire a considerable amount of knowledge and goodwill with respect to the Business of Employer, as well as access to Employer’s clients and customers, which knowledge, goodwill and relationships are extremely valuable to Employer and which would be extremely detrimental to Employer if used by Employee to compete with Employer. It is therefore understood and agreed to by the parties hereto that because of the nature of the Business of Employer, it is necessary to afford fair protection to Employer from competition by Employee. Consequently, as a material inducement to employ and continue to employ Employee, Employee covenants and agrees that he will not, directly or indirectly, with or through any family member, or former director, officer or employee of Employer, or acting alone or as a member of a partnership or limited liability company, or as an officer of or investor in as much as five (5%) percent of any security of any class, director, employee, consultant or representative of any corporation or other business entity at any time while employed by Employer, and for a period of one (1) year following cessation of Employee’s employment with Employer for any reason, own, manage, operate, control, consult with, or be employed by or with any person, firm, partnership, association, corporation or other business entity which competes with Employer or performs services which are substantially similar to its Business in the United States of America.

7.     Rights to Intellectual Property. All inventions, improvements, modifications, ideas, styles, trade names and the like, whether or not reduced to writing or stored electronically or otherwise and whether or not protectable by patent, trademark, copyright or other intellectual property law, which relate or are susceptible for use directly or indirectly in Employer’s Business that are originated in whole, or in part, by Employee (alone or jointly with others) during his term of employment with Employer, irrespective of whether they were conceived, developed, suggested or perfected (i) during Employee’s regular working hours, (ii) with the use of Employer’s time, materials or facilities or (iii) within one (1) year following the termination of Employee’s employment with Employer or otherwise attributable to Employee’s employment with Employer shall become and remain the exclusive property of Employer. If any one or more of the aforementioned are deemed in any way to fall within the definition of “work made for hire,” as such term is defined in 17 U.S.C. §101, such work shall be considered a “work made for hire,” the copyright of which shall be owned solely by, or assigned or transferred completely and exclusively to Employer. At the request and expense of Employer, Employee shall cooperate with Employer, in applying for, prosecuting, and obtaining patent, trademark, service mark, trade name and copyright registrations in the name of Employer.

Employee shall promptly disclose, grant and assign ownership to Employer, for its sole use and benefit, any and all inventions, improvements, information and copyrights (whether patentable or not), which he may develop, acquire, conceive or reduce to practice, while employed by Employer (whether or not during usual working hours) together with all patent applications, letters, patent, copyrights and reissues thereof, that may at any time be granted for or upon any such invention, improvement or information; provided, however, that Employee shall own any invention, which Employee can demonstrate has no relationship to the Business, and which was neither conceived, nor made by use of any of the time, facilities or materials of Employer. In connection therewith:

a.     Employee shall without charge, but at the expense of Employer, promptly at all times thereafter execute and deliver such applications, assignments, descriptions and other instruments, as may be reasonably necessary or proper in the opinion of Employer to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in Employer, and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

b.     Employee shall render to Employer at its expense (including reimbursement to Employee of reasonable out-of-pocket expenses incurred by Employee and a reasonable payment for Employee’s time involved in case he is not then in its employ) all such assistance as it may require in the prosecution of applications for said patents, copyright or reissues thereof, in the prosecution, or defense of interferences, which may be declared involving any said applications, patents or copyrights and in any litigation in which Employer may be involved relating to any such patents, inventions, improvements or technical improvements.

In the event that Employer is unable to, after reasonable effort, secure Employee’s signature on any document(s) needed to apply for or secure any copyright or patent, for any reason whatsoever, Employee hereby designates Employer, and its duly authorized officers and agents, as Employee’s agent and attorney-in-fact to execute and file any such application(s), and to perform all other legally permitted acts to further the prosecution and issuance of copyrights and patents, or similar protection thereon, which shall have the same legal form and effect as if executed by Employee.

Employee hereby represents and warrants that Employee has fully described to Employer on Schedule A appended hereto any idea, invention, product, improvement, computer software program or other equipment or technology related to the Business of Employer (“Inventions”), not covered in this Paragraph 7, which prior to his employment with Employer, Employee conceived of or developed, wholly or in part, and in which Employee has any right, title or proprietary interest, and whether directly related to Employer’s Business, but which has not been published or filed with the United States Patent and Trademark or Copyright Offices or any other patent or copyright office or assigned or transferred to Employer. If there is no such Schedule A, Employee represents that Employee has made no such Inventions at the time of signing this Agreement or Employee hereby assigns such Inventions to Employer.

With respect to this Paragraph 7, it is agreed and acknowledged that during Employee’s employment, Employer may enter other lines of business, which are related or unrelated to its Business, in which case this Agreement would be expanded to cover such new lines of business.

In the event that Employer gives written notice to Employee that Employer elects not to apply for a patent in a jurisdiction for an item above, which is patentable then Employee may, at his own cost and expense, apply for a patent therefor in his own name in such jurisdiction.

8.     Reasonableness of Restrictions.

a.     Employee has carefully read and considered the provisions of Paragraphs 4 through 7 hereof, and having done so agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of Employer, its stockholders, directors, officers, employees, and successors and assigns and that Employer would not have employed Employee in the absence of agreement to such restrictions and that any violation of any provisions of Paragraphs 4 through 7 will result in irreparable injury to Employer. Employee further represents and acknowledges that (i) Employee has been advised by Employer to consult his counsel prior to execution and delivery of this Agreement, and (ii) that Employee has had full opportunity, prior to execution and delivery of this Agreement, to review thoroughly this Agreement with his counsel.

Employee further understands and agrees that Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefit, arising from any violation of Paragraphs 4 through 7, which rights shall be cumulative, and in addition to any other rights or remedies to which Employer may be entitled hereunder or now or hereafter existing in law or equity. No delay or omission by a party hereto in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

b.     To the extent any portion of any provision of this Agreement is held to be invalid or unenforceable, the language shall be construed by limiting and/or reducing it so as to be enforceable to the extent compatible with applicable law. All remaining provisions and/or portions thereof shall remain in full force and effect.

9.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Employer and its successors and assigns, and shall be binding upon and inure to the benefit of and be enforceable by Employee and his estate, heirs, administrators and legal representatives. This Agreement is not assignable by Employee but is assignable by Employer to any successor to all, or substantially all, of its Business, assets or other reorganization to which it may become a party, provided that, such assignee assumes all of the obligations of Employer hereunder.

10.     Entire Agreement and Amendment. This Agreement constitutes the entire agreement between Employer and Employee with respect to the restrictive covenants set forth in Paragraphs 4 through 7 of this Agreement and supersedes all prior agreements, written or oral with respect thereto. This Agreement cannot be changed or modified, except upon written amendment executed by Employee and executed on Employer’s behalf by a duly authorized officer.

Nothing in this Agreement shall be construed as changing or modifying the “at will” nature of Employee’s employment with Employer, pursuant to which the Parties acknowledge and agree that Employee’s employment with Employer is “at will” and that Employee’s employment may be terminated by Employee or Employer at any time, for any reason or for no reason.

11.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions.

Any claim arising out of, or relating to this Agreement including, without limitation, any action commenced by Employer for preliminary and permanent injunctive relief or other equitable relief, shall be instituted in any federal or state court in the State of New Jersey. Each party agrees not to assert by way of motion, as a defense or otherwise, in any such claim, that such party is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the exclusive jurisdiction of such court in any such claim.

Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered mail, return receipt requested, mailed to such party as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

12.     Usage.      All pronouns and any variations thereof shall be considered to refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in the Agreement in their singular or plural forms have correlative meanings when used herein in their singular or plural forms, respectively. Unless otherwise expressly provided the words “include” “includes” and “including” do not limit the preceding words or terms and shall be deemed followed by the words “without limitation.”

13.     Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

14.     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts, together shall constitute one, and the same, instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INTERPACE DIAGNOSTICS GROUP, INC.

By:  /s/ Jack Stover

Name: Jack Stover

Title: Chief Executive Officer

EMPLOYEE

/s/ Nat Krishnamurti

Name: Nat Krishnamurti

Title:   Chief Financial Officer, Treasurer, and Secretary

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